TOUCHSTONE
                            ------------


                           TOUCHSTONE FAMILY OF FUNDS
                        221 East Fourth Street, Ste. 300
                              Cincinnati, OH 45202

                            ADMINISTRATION AGREEMENT

      This Agreement is made between -----------------------("Administrator")and Touchstone Securities, Inc. (TSI), as distributor for the Touchstone Investment Trust, Touchstone Tax-Free Trust and Touchstone Strategic Trust (collectively the "Trusts" and individually the "Trust"), the issuer of shares of beneficial interest ("Shares") of the mutual funds set forth on Schedule A to this Agreement (collectively the "Funds" and individually the "Fund"). In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

         1. The Trusts hereby appoint Administrator to render or cause to be rendered administrative support services to each Fund and its Client-shareholders, which services may include, without limitation: aggregating and processing purchase and redemption requests and placing net purchase and redemption orders with the Fund's transfer agent; answering client inquiries about the Fund and referring to the Trusts those inquiries which the Administrator is unable to answer; assisting clients in changing dividend options, account designations and addresses; performing sub-accounting; establishing, maintaining and closing shareholder accounts and records; investing client account cash balances automatically in Shares of the Fund; providing periodic statements showing a client's account balance, integrating such statements with those of other transactions and balances in the client's other accounts serviced by the Administrator and performing such other recordkeeping as is necessary for the Fund's transfer agent to comply with all the recordkeeping requirements of the Investment Company Act of 1940 and the regulations promulgated thereunder including the provisions outlined in Exhibit B and C; arranging for bank wires; and providing such other information and services as the Trusts reasonably may request, to the extent the Administrator is permitted by applicable statute, rule or regulation to provide these services.

         2. Administrator shall provide such office space and equipment, telephone facilities and personnel (which may be all or any part of the space, equipment and facilities currently used in Administrator's business, or all or any personnel employed by Administrator) as is necessary or beneficial for providing information and services to Client-shareholders of each Fund, and to assist each Trust in servicing accounts of clients. Administrator shall transmit promptly to clients all communications sent to it for transmittal to clients by or on behalf of a Trust, a Fund, or a Trust's investment adviser, custodian or transfer agent or dividend disbursing agent.

         3. Administrator agrees to comply with the requirements of all laws applicable to it, including but not limited to, ERISA, federal and state securities laws and the rules and regulations promulgated thereunder. Administrator agrees to provide services to each Trust in compliance with the then current Prospectus and Statement of Additional Information of the Trust and the operating procedures and policies established by the Trust, including, but not limited to, required minimum investment and minimum account size.

         4. No person is authorized to make any representations concerning a Fund or its Shares except those contained in the current Prospectus or Statement of Additional Information of the applicable Fund and any such information as may be officially designated as information supplemental to the Prospectus. Additional copies of any Prospectus and any printed information officially designated as supplemental to such Prospectus will be supplied by the Trusts to Administrator in reasonable quantities on request.

         5. Administrator agrees that it will provide administrative support services only to those persons who reside in any jurisdiction in which a Fund's Shares are registered for sale and in which the Administrator may lawfully provide such services. Upon request, the Trusts shall provide the Administrator with a list of the states in which each Fund's Shares are registered for sale and shall keep such list updated.

         6. In no transaction shall Administrator have any authority whatsoever to act as agent for any Trust, any Fund or any person affiliated with any Trust or Fund.

         7. The Administrator agrees not to solicit or cause to be solicited directly, or indirectly at any time in the future, any proxies from the Client-shareholders of a Trust in opposition to proxies solicited by management of the Trust, unless a court of competent jurisdiction shall have determined that the conduct of a majority of the Board of Trustees of the Trust constitutes willful misfeasance, bad faith, gross negligence or reckless disregard of their duties. This paragraph 8 will survive the term of this Agreement.

         8. The Administrator shall prepare such quarterly reports for each Trust as shall reasonably be requested by the Trust. In addition, the Administrator will furnish the Trust or its designees with such information as the Trust or they may reasonably request (including, without limitation, periodic certifications confirming the provision to clients of the services described herein), and will otherwise cooperate with the Trust and its designees (including and without limitation, any auditors designated by the Trust), in connection with the preparation of reports to the Trust's Board of Trustees concerning this Agreement and the monies paid or payable by the Trust or the Trust's underwriter pursuant hereto, as well as any other reports or filings that may be required by law.

         9. The Administrator acknowledges that any Trust may enter into similar agreements with others without the consent of the Administrator.

         10. Each Trust reserves the right, at its discretion and without notice,to suspend the sale of Shares or withdraw the sale of Shares of any Fund.

         11. With respect to each Fund, this Agreement shall continue in effect for one year from the date of its execution, and thereafter for successive periods of one year if the form of the Agreement is approved as to the Fund at least annually by the Trustees of the applicable Trust, including a majority of the members of the Board of Trustees of the Trust who are not interested persons ("Disinterested Trustees") of the Trust and have no direct of indirect financial interest in the operations of the Trust's Rule 12b-1 Plan ("Plan") or in any documents related to the Plan cast in person at a meeting for that purpose. In the event this Agreement, or any part thereof, is found invalid or is ordered terminated by any regulatory or judicial authority, or the Administrator shall fail to perform the shareholder servicing and administrative functions contemplated hereby, this Agreement is terminable effective upon receipt of notice thereof by the Administrator.

         12. Notwithstanding paragraph 12, this Agreement may be terminated with respect to any Fund as follows:

         (a) at any time, without the payment of any penalty, by the vote of a majority of the Disinterested Trustees of the applicable Trust or by a vote of a majority of the outstanding voting securities of the Fund on not more than thirty (30) days written notice to the parties to this Agreement;

         (b) automatically in the event of the Agreement's assignment as defined in the Investment Company Act of 1940; or

         (c) by any party to the Agreement without cause by giving the other parties at least thirty (30) days written notice of its intention to terminate.

         13. Any termination of this Agreement shall not affect the provisions of paragraph 16, which shall survive the termination of this Agreement and continue to be enforceable thereafter.

         14. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors.

         15. This Agreement is not intended to, and shall not, create any rights against any party hereto by any third person solely on account of this Agreement.

         16. The Administrator shall provide such security as is necessary to prevent unauthorized use of any computer hardware or software provided to it by or on behalf of the Trusts, if any. The Administrator agrees to release, indemnify and hold harmless each Fund, each Trust, each Trust's transfer agent, custodian and underwriter, and their respective principals, directors, trustees, officers, employees and agents from any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by the Administrator, its officers, employees or agents regarding the purchase, redemption, transfer or registration of Shares for accounts of the Administrator, its clients and other Client-shareholders. Such indemnity shall also cover any losses and liabilities incurred by and resulting from the Administrator's performance of or failure to perform its obligations or its breach of any representations or warranties under this Agreement. Principals of the Administrator will be available to consult from time to time with each Trust concerning the administration and performance of the services contemplated by this Agreement.

         17. This Agreement may be amended only by an agreement in writing signed by the Administrator and the Trusts.

         18. The obligations of each Trust under this Agreement shall not be binding upon any of the Trustees, Client-shareholders, nominees, officers, agents or employees of such Trust, personally, but shall bind only the property of such Trust, as provided in such Trust's Agreement and Declaration of Trust. The execution and delivery of this Agreement has been authorized by the Trustees and signed by a duly authorized officer of the Trusts, acting as such, and neither the authorization by the Trustees nor the execution and delivery by such officer of the Trusts shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Trusts as provided in their Agreement and Declaration of Trust.

         19. This Agreement does not authorize the Administrator to participate in any activities relating to the sale or distribution of the Shares, and the Administrator agrees that it shall not participate in such activities.

         20. Administrator has adopted and implemented procedures to safeguard customer information and records that are reasonably designed to: (1) ensure the security and confidentiality of customer records and information; (2) protect against any anticipated threats or hazards to the security or integrity of customer records and information; (3) protect against unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer; (4) protect against unauthorized disclosure of non-public personal information to unaffiliated third parties; and (5) otherwise ensure compliance with the Securities and Exchange Commission's Regulation S-P. Administrator agrees to indemnify the Trusts against any and all claims, liability, expense or loss in any way arising out of the failure to adopt and implement these and such other privacy or confidentiality procedures that may in the future be required by law or regulation.

         21. If any provision of this Agreement, or any covenant, obligation or agreement contained herein, is determined by a court to be invalid or unenforceable, the parties agree that (a) such determination shall not affect any other provision, covenant, obligation or agreement contained herein, each of which shall be construed and enforced to the full extent permitted by law, and
(b) such invalid or unenforceable portion shall be deemed to be modified to the extent necessary to permit its enforcement to the maximum extent permitted by applicable law.

         22. This Agreement shall be construed in accordance with the laws of the State of Ohio.

         IN WITNESS WHEREOF, this Agreement has been executed for the Trusts and the Administrator by their duly authorized officers, on this _____ day of _________________, ______.

ACCEPTED BY ADMINISTRATOR                                     TOUCHSTONE SECURITIES, INC.


By: ______________________________________________            By: ________________________________________
       Authorized Signature                                       Authorized Signature

-------------------------------------------------             -------------------------------------------
Type or Print Name, Position                                  Type or Print Name, Position

-------------------------------------------------
Administrator Name

-------------------------------------------------
Address

-------------------------------------------------
Address

--------------------------------------------------
Phone
















                                                                Schedule A

                            SCHEDULE OF MUTUAL FUNDS

Touchstone Investment Trust                                   Class of Shares
---------------------------                                   ----------------
       High Yield Fund                                        Class A Shares
       Bond Fund                                              Class A Shares
       Short Term Government Income Fund                      Class A Shares
       Money Market Fund                                      Class A Shares
       Intermediate Term Government Income Fund               Class A Shares


Touchstone Tax-Free Trust
-------------------------
       Ohio Tax-Free Money Fund - Retail                      Class A Shares
       Tax-Free Money Fund                                    Class A Shares
       California Tax-Free Money Fund - Retail                Class A Shares
       Florida Tax-Free Money Fund - Retail                   Class A Shares
       Tax-Free Intermediate Term Fund                        Class A Shares
       Ohio Insured Tax-Free Fund                             Class A Shares


Touchstone Strategic Trust
--------------------------
       International Equity Fund                              Class A Shares
       Emerging Growth Fund                                   Class A Shares
       Growth/Value Fund                                      Class A Shares
       Aggressive Growth Fund                                 Class A Shares
       Equity Fund                                            Class A Shares
       Enhanced 30 Fund                                       Class A Shares
       Value Plus Fund                                        Class A Shares
       Utility Fund                                           Class A Shares

                                    EXHIBIT B

                         FUND/SERV PROCESSING PROCEDURES
                                       AND
                          MANUAL PROCESSING PROCEDURES

The purchase, redemption and settlement of Shares of a Fund will normally follow the Fund/SERV-Defined Contribution Clearance and Settlement Service ("DCCS") Processing Procedures below and the rules and procedures of the SCC Division of the National Securities Clearing Corporation ("NSCC") shall govern the purchase, redemption and settlement of Shares of the Funds through NSCC by the Administrator. In the event of equipment failure or technical malfunctions or the parties' inability to otherwise perform transactions pursuant to the FUND/SERV Processing Procedures, or the parties' mutual consent to use manual processing, the Manual Processing Procedures below will apply.

It is understood and agreed that, in the context of Section 22 of the 1940 Act and the rules and public interpretations thereunder by the staff of the Securities and Exchange Commission (SEC Staff), receipt by the Administrator of any Instructions from the Client-shareholder price prior to the Close of Trade on any Business Day shall be deemed to be receipt by the Funds of such Instructions solely for pricing purposes and shall cause purchases and sales to be deemed to occur at the Share Price for such Business Day, except as provided in 4(c) of the Manual Processing Procedures. Each Instruction shall be deemed to be accompanied by a representation by the Administrator that it has received proper authorization from each Client-shareholder whose purchase, redemption, account transfer or exchange transaction is effected as a result of such Instruction.

                      FUND/SERV-DCCS PROCESSING PROCEDURES

1. On each business day that the New York Stock Exchange (the "Exchange") is open for business on which the Funds determine their net asset values ("Business Day"), the Distributor shall accept, and effect changes in its records upon receipt of purchase, redemption, exchanges, account transfers and registration instructions from the Administrator electronically through Fund/SERV ("Instructions") without supporting documentation from the Client-shareholder. On each Business Day, the Distributor shall accept for processing any Instructions from the Administrator and shall process such Instructions in a timely manner.

2. Distributor shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC. Distributor shall conduct each of the foregoing activities in a competent manner and in compliance with
         (a) all applicable laws, rules and regulations, including NSCC Fund/SERV-DCCS rules and procedures relating to Fund/SERV, (b) the then-current Prospectus of a Fund; and (c) any provision relating to Fund/SERV in any other agreement of the Distributor that would affect its duties and obligations pursuant to this Agreement.

3. Confirmed trades and any other information provided by the Distributor to the Administrator through Fund/SERV and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC.

4. Trade, registration, and Administrator information provided by the Administrator to the Distributor through Fund/SERV and pursuant to this Agreement shall be accurate, complete and, in the format prescribed by the NSCC. All instructions by the Administrator regarding each Fund/SERV Account shall be true and correct and will have been duly authorized by the registered holder.

5. For each Fund/SERV transaction, including transactions establishing a Client-shareholder account with the Distributor, the Administrator shall provide the Funds and the Distributor information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which the Administrator hereby certifies is and shall remain true and correct. The Administrator shall maintain documents required by the Funds to effect Fund/SERV transactions. The Administrator certifies that all Instructions delivered to Distributor on any Business Day shall have been received by the Administrator from the Client-shareholder by the close of trading (generally 4:00 p.m. Eastern Time ("ET")) on the New York Stock Exchange (the "Close of Trading") on such Business Day and that any Instructions received by it after the Close of Trading on any given Business Day will be transmitted to Distributor on the next Business Day.

                          Manual Processing Procedures

1. On each Business Day, the Administrator may receive Instructions from the Client-shareholder for the purchase or redemption of shares of the Funds based solely upon receipt of such Instructions prior to the Close of Trading on that Business Day. Instructions in good order received by the Administrator prior to the close of trading on any given Business Day (generally, 4:00 p.m. ET (the "Trade Date") and transmitted to the Distributor by no later than 8:00 a.m. ET the Business Day following the Trade Date ("Trade Date plus One" or "TD+1"), will be executed at the applicable NAV ("Share Price") of each applicable Fund, determined as of the Close of Trading on the Trade Date.

2. By no later than 6:00 p.m. ET on each Trade Date ("Price Communication Time"), the Distributor will use its best efforts to communicate to the Administrator via electronic transmission acceptable to both parties, the Share Price of each applicable Fund, as well as dividend and capital gain information and, in the case of funds that credit a daily dividend, the daily accrual for interest rate factor (mil rate), determined at the Close of Trading on that Trade Date.

3. As noted in Paragraph 1 above, by 8:00 a.m. ET on TD+1 ("Instruction Cutoff Time") and after the Administrator has processed all approved transactions, the Administrator will transmit to the Distributor via facsimile, telefax or electronic transmission or system-to-system, or by a method acceptable to the Administrator and the Distributor, a report (the "Instruction Report") detailing the Instructions that were received by the Administrator prior to the Funds' daily determination of Share Price for each Fund (i.e., the Close of Trading) on Trade Date.

         (a) It is understood by the parties that all Instructions from the Client-shareholder shall be received and processed by the Administrator in accordance with its standard transaction processing procedures. The Administrator or its designees shall maintain records sufficient to identify the date and time of receipt of all Client-shareholder transactions involving the Funds and shall make or cause to be made such records available upon reasonable request for examination by the Funds or its designated representative or, at the request of the Funds, by appropriate governmental authorities. Under no circumstances shall the Administrator change, alter or modify any Instructions received by it in good order.

         (b) Following the completion of the transmission of any Instructions by the Administrator to the Distributor by the Instruction Cutoff Time, the Administrator will verify that the Instruction was received by the Distributor and trades are pending by utilizing a remote terminal or such other method acceptable to the Distributor.

         (c) In the event that an Instruction transmitted by the Administrator on any Business Day is not received by the Distributor by the Instruction Cutoff Time, due to mechanical difficulties or for any other reason beyond the Administrator's reasonable control, such Instruction shall nonetheless be treated by the Distributor as if it has been received by the Instruction Cutoff Time, provided that the Administrator retransmits such Instruction by facsimile transmission to the Distributor and such Instruction is received by the Distributor's financial control representative no later than 8:00 a.m. ET on TD+1. In addition, the Administrator will place a phone call to a financial control representative of the Distributor prior to 8:00 a.m. ET on TD+1 to advise the Distributor that a facsimile transmission concerning the Instruction is being sent.

         (d) With respect to all Instructions, the Distributor's financial control representative will manually adjust a Fund's records for the Trade Date to reflect any Instructions sent by the Administrator.

         (e) By no later than 4:00 p.m. on TD+1, and based on the information transmitted to the Distributor pursuant to Paragraph 3(c) above, the Administrator will use its best efforts to verify that all Instructions provided to the Distributor on TD+1 were accurately received and that the trades for each Account were accurately completed and the Administrator will use its best efforts to notify Distributor of any discrepancies.

4. As set forth below, upon the timely receipt from the Administrator of the Instructions, the Fund will execute the purchase or redemption transactions (as the case may be) at the Share Price for each Fund computed as of the Close of Trading on the Trade Date.

         (a) Except as otherwise provided herein, all purchase and redemption transactions will settle on TD+1. Settlements will be through net Federal Wire transfers to an account designated by a Fund. In the case of Instructions which constitute a net purchase order, settlement shall occur by the Administrator instructing the trustee or custodian for the Plans to initiate a wire transfer by 1:00 p.m. ET on TD+1 to the custodian for the Fund for receipt by the Funds' custodian by no later than the Close of Business at the New York Federal Reserve Bank on TD+1, causing the remittance of the requisite funds to the Distributor to cover such net purchase order. In the case of Instructions which constitute a net redemption order, settlement shall occur by the Distributor causing the remittance of the requisite funds to cover such net redemption order by Federal Funds Wire by 1:00 p.m. ET on TD+1, provided that the Fund reserves the right to (i) delay settlement of redemptions for up to seven (7) Business Days after receiving a net redemption order in accordance with Section 22 of the 1940 Act and Rule 22c-1 thereunder, or (iii) suspend redemptions pursuant to the 1940 Act or as otherwise required by law. Settlements shall be in U.S. dollars and a Fund may pay redemption proceeds in whole or in part by a distribution in-kind of readily marketable securities that it holds in lieu of cash in conformity with applicable law or regulations.

         (b) The Administrator or such other party as may be designated, as record owner of each account ("Record Owner") will be provided with all written confirmations required under federal and state securities laws.

         (c) On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Instructions. Instructions will be settled on the next Business Day on which the Federal Reserve Wire Transfer System in open. The original TD+1 Settlement Date will not apply. Rather, for purposes of this Paragraph 4(c) only, the Settlement Date will be the date on which the Instruction settles.

         (d) The Administrator shall, upon receipt of any confirmation or statement concerning the accounts, promptly verify by use of the terminal or by such other method acceptable to the Distributor and the Administrator the accuracy of the information contained therein against the information contained in the Administrator's internal record-keeping system and shall promptly, but in no event not more than seven days, advise the Distributor in writing of any discrepancies between such information. The Distributor and the Administrator shall cooperate to resolve any such discrepancies as soon as reasonably practicable.

                                 INDEMNIFICATION

In the event of any error or delay with respect to both the Fund/SERV Processing Procedures and the Manual Processing Procedures outlined in Exhibit C herein:
(i) which is caused by the Funds or the Distributor, the Distributor shall make any adjustments on the Funds' accounting system necessary to correct such error or delay and the responsible party or parties shall reimburse the Client-shareholder and the Administrator, as appropriate, for any losses or reasonable costs incurred directly as a result of the error or delay but specifically excluding any and all consequential punitive or other indirect damages or as provided for in Exhibit D (ii) which is caused by the Administrator or by any Client-shareholder or the Distributor shall make any adjustment on the Funds' accounting system necessary to correct such error or delay and the affected party or parties shall be reimbursed by the Administrator for any losses or reasonable costs incurred directly as a result of the error or delay, but specifically excluding any and all consequential punitive or other indirect damages. In the event of any such adjustments on the Funds' accounting system, Administrator shall make the corresponding adjustments on its internal record-keeping system. In the event that errors or delays with respect to the Procedures are contributed to by more than one party hereto, each party shall be responsible for that portion of the loss or reasonable cost which results from its error or delay. All parties agree to provide the other parties prompt notice of any errors or delays of the type referred to herein and to use reasonable efforts to take such action as may be appropriate to avoid or mitigate any such costs or losses.

                                    EXHIBIT C

                           TOUCHSTONE SECURITIES, INC.
                             AS-OF PROCESSING POLICY


Touchstone Securities, Inc. will employ, through its Transfer Agent, As Of policies that are consistent with those adopted by the Touchstone Family of Funds Board of Trustees. This policy shall be effective on May 1, 2001.

An "as-of" trade occurs whenever a current Client-shareholder trade is processed at a previously issued public offering price. In order to not disadvantage existing Cleint-shareholders from the possible losses to a fund (each portfolio treated separately) generated by such trades, the policy outlined below is to be followed.

1. No "as-of" trades will be accepted from a Administrator or service agents without prior receipt of signature guaranteed indemnification against any losses to the fund signed by the Administrator or service agent placing the trade (see attached "Letter of Indemnity").

2. Administrators and service agents will be billed for any loss of $50 or more resulting from a single transaction. Administrators will not be able to use any prior gains to the fund generated by their "as-of" transactions to offset transaction losses. Invoices for losses are due and payable upon receipt.

3. Immediate payment is to be made to the fund by the responsible Administrator or service agent at anytime in which the impact of an As Of trade results in a material loss to the fund or more than $.005 per share of the fund's net asset value.

4. The Fund's Transfer Agent shall reserve the right to refuse any request to process any As Of transaction requested by a Administrator or service agent.

5. The Fund's Transfer Agent may at its discretion reduce commissions or 12b-1 payments due to a Administrator or service agent by an amount equal to losses invoiced to the Administrator or service agent for failure to pay invoices for losses caused by requested As Of trades.

                               LETTER OF INDEMNITY

FROM:--------------------
     --------------------
     --------------------

RE:      Name of Fund   _____________________
         Account Number __________________
         Registration   _____________________


DATE:    _______________

Please process the following instruction in accordance with the instructions below:

Effective Date:______________               Supporting Documents
                                                       Attached:  Yes____ No____

INSTRUCTIONS:____________________________________________________


In consideration of your actions based upon the above instructions, the undersigned firm hereby agrees to indemnify and hold harmless Touchstone Family of Funds and its Transfer Agent, Custodian, Distributor, other agents and the Trustees, Directors, officers, employees, and agents thereof with respect to any and all losses, damages, liabilities, claims, reasonable attorney fees, costs, or expenses that may be assessed against or suffered or incurred by any of them, howsoever they arise, which relates in any way to the above special instructions.


Sincerely,

---------------------------------
Firm Name


By:______________________________           Transfer Agent Approvals:
         Authorized Person/Title

Signature Guarantee Stamp (Required)           _____________________